UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e) (2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

MASTEC, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑  No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1: ELECTION OF DIRECTORS
COMPENSATION DISCLOSURE AND ANALYSIS
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2009 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 14, 2009 at 9:30 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Jose R. Mas and John Van Heuvelen as Class II directors to serve until the 2012 Annual Meeting of Shareholders;

2.	The amendment of our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock to 145,000,000; and

3.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 10, 2009 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 3, 2009 to MasTec’s shareholders of record on March 10, 2009. The Notice of Internet Availability of Proxy Materials contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet. If you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the Proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Jose R. Mas, President and Chief Executive Officer
Coral Gables, Florida
April 3, 2009

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2009 Annual Meeting of Shareholders of MasTec to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on Thursday, May 14, 2009, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this proxy statement first sent or given to security holders?

We will begin mailing the notice of availability of these proxy materials on or about April 3, 2009 to shareholders of record at the close of business on March 10, 2009.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on, the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 75,529,619 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and there were 3,491 record shareholders.

What is the quorum for the meeting?

The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

How many votes do I have?

The securities that can be voted at the Annual Meeting are our common stock, with each share entitling its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, you are considered a shareholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Bowne, independent tabulator, by 11:59 p.m. Eastern Time on May 13, 2009. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

To vote in person, if you are a registered shareholder, attend the Annual Meeting, bring proof of identity, and deliver your completed Proxy card or ballot in person.

How do I vote my shares in person if they are held by my broker?

If you hold your shares of common stock through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and you will receive instructions on how to vote from your broker, bank or other institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”) may instruct Prudential Bank & Trust, which acts as the Trustee for the 401(k) Plan, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) plan. You can instruct the voting of your stock by requesting a voting instruction card to sign, date, and return or submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m. Eastern Time on May 13, 2009. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. Under the terms of the 401(k) Plan, the Trustee is required to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

•	The election of Jose R. Mas and John Van Heuvelen as Class II Directors to serve until the 2012 Annual Meeting of Shareholders;

•	The amendment of our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock, to 145,000,000; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required to pass Proposal No. 1 and Proposal No. 2 at the Annual Meeting?

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the two nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

For the approval of the amendment to our Amended and Restated Articles of Incorporation to increase the number of our authorized common stock, a majority of the shares present and voting at the meeting must approve the action.

As of March 10, 2009, our directors and executive officers beneficially owned or controlled approximately 23,516,963 shares of our common stock (2,245,534 of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 30% of the outstanding common stock.. We believe that these holders will vote their shares of common stock in favor of the nominees for directors and Proposal No. 2 to increase our authorized common stock.

How are abstentions and broker non-votes treated?

Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and Proposal No. 2 to increase our authorized common stock, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including Proposal No. 1 and Proposal No. 2. Therefore, brokerage firms may have the authority to vote all shares of our common stock that they hold with respect to the proposal to elect the director nominees named in this proxy statement even if they do not receive specific voting instructions from their customers. In addition, if other matters are properly brought before the meeting and they are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes.”

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet, phone or mail will have discretionary authority to vote all proxies unless otherwise specified to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.

What happens if I submit or return my proxy card without voting?

When the proxy is properly submitted via the Internet or phone or executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the proxy is submitted or returned with no direction, the proxy will be voted for:

•	The election of the director nominees listed in “Proposal No. 1 — Election of Directors”, and

•	The approval of the Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock as set forth in “Proposal No. 2 - Increase of Authorized Common Stock”.

Can I change my vote after I have voted?

A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:

•	Written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134,

•	Executing and delivering to our Corporate Secretary a proxy with a later date,

•	Attending the Annual Meeting and voting in person, or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of March 10, 2009, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period prior to the Annual Meeting.

How do I submit a proposal for the 2010 Annual Meeting?

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2010 Annual Meeting of Shareholders on or before December 4, 2009 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 4, 2009 of an intent to present any proposal at MasTec’s 2010 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Jose R. Mas and John Van Heuvelen, to stand for election as Class II directors at the Annual Meeting, to hold office until the 2012 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors. Mr. Mas had previously been designated a Class I director. In March of 2009, the Board of Directors determined to reclassify Mr. Mas as a Class II director in order to comply with Section 304 of the NYSE Listed Company Manual as the resignation of Austin Shanfelter, a former director, in December 2008 resulted in the Company’s classes of directors not being of approximately equal size.

The Board of Directors currently is composed of eight directors elected in three classes, with three Class I, two Class II, and three Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class II directors expire at the Annual Meeting. If elected, the nominees for Class II directors will serve until the 2012 Annual Meeting of Shareholders. The terms of the Class I directors expire at the 2011 Annual Meeting of Shareholders and the terms of the Class III directors expire at the 2010 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, all proxies will be voted FOR the election of each of the nominees for election as a Class II director named above.

Information as to Nominees and Other Directors

Nominees for Class II Directors

José R. Mas, 37, has been our President and Chief Executive Officer since April 2007. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President — Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board.

John Van Heuvelen, 62, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active.

Class III Directors

Robert J. Dwyer, 65, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer is a private investor. He currently serves as a director of Bny/Ivy Multi-Strategy Hedge Fund, LLC., Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC. Mr. Dwyer has numerous charitable and civic interests.

Frank E. Jaumot, 52, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida and Protective Products of America, Inc.

Jose S. Sorzano, 68, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a director of Securiport Corp., a privately held biometric company, and a director of the Free Cuba Committee. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.

Class I Directors

Ernst N. Csiszar, 58, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1999 to August 2004 and also served as president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C. from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment banking firm, Holborn Holdings Corporation, in Geneva, Switzerland.

Julia L. Johnson, 46, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson has been President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Ms. Johnson also serves as the Chairman of the Emerging Issues Policy Forum, a public policy organization established to promote open public policy discussions on key market, industrial and regulatory issues. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also serves on the boards of Allegheny Energy, Inc., Northwestern Corporation and American Water Works Company, Inc.

Jorge Mas, 46, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Board and Committee Meetings

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board and its committees also act by written consent. During 2008, the Board of Directors met on 12 occasions. During 2008, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.

The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. The Executive Committee did not meet during 2008.

The Audit Committee is composed of John Van Heuvelen, who is currently serving as its Chairman, Ernst N. Csiszar and Frank E. Jaumot. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate, and (iii) each member of the Audit Committee is independent, under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2008, the Audit Committee met on 10 occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Frank E. Jaumot, Robert J. Dwyer and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2008, the Compensation Committee met on six occasions. Please refer to the section entitled “Compensation Committee Report on Executive Compensation” for further information regarding the Compensation Committee.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. The Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2008, the Nominating and Corporate Governance Committee met on five occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec, taking into account the needs of MasTec and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates; and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our by-laws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting.

The full text of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as, our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto is not incorporated into this proxy statement.

Independent Directors & Nonmanagement Directors

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen. John Van Heuvelen has been selected as the presiding director to preside over all executive sessions of the independent directors. Jorge Mas presides over all executive sessions of the nonmanagement directors. Both the independent directors and nonmanagement directors met separately in regularly scheduled executive sessions without management.

Compensation Committee Interlocks and Insider Participation

In 2008, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the presiding director or with the independent or nonmanagement directors as a group, with the Board as a whole, any Board committee or any individual Board members should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 or call the Corporate Secretary at 305.406.1849. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring our directors to attend the Annual Meeting. All of our directors attended our 2008 Annual Meeting of Shareholders.

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics that applies to all of our directors, officers and employees which includes additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available on MasTec’s website at www.mastec.com and is available in print to any shareholder who request it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days of such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website and should not be considered part of this proxy statement.

Executive Officers

Our current executive officers are as follows:

Name	Age	Position

Jose R. Mas	37	President, Chief Executive Officer and Director
Robert Apple	59	Chief Operating Officer
C. Robert Campbell	64	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	40	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Proposal No. 1 — Election of Directors” beginning on page 5.

Robert Apple has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.

Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003 Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCLOSURE AND ANALYSIS

What is Our General Philosophy Regarding Executive Pay?

We compensate our executive management team members primarily through a mix of salary, bonuses and equity compensation. Our compensation plans are designed to attract and retain talented, qualified executives to lead our organization, and align executive management incentives with the long-term interests of our shareholders. When we set compensation amounts and select compensation components for our executive management we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance.

How Do We Determine Our Compensation Levels?

The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation, and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives.

Our Chief Executive Officer (“CEO”) and the Compensation Committee periodically review individual pay levels of members of executive management. We do not, however, compare ourselves against any particular peer group. Compensation levels are determined based upon our philosophy, recruiting needs, growth expectations and performance.

Our CEO makes recommendations to our Compensation Committee of pay levels for executive management members other than himself. The Compensation Committee reviews those recommendations and then determines the compensation levels for all members of executive management. The Compensation Committee’s decisions are then either approved or modified by the Board of Directors.

What Components of Compensation Do We Use?

The three primary components of compensation for our organization are salary, bonuses, and equity incentives (restricted stock and stock options). Each is described in more detail below.

Salary

Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance, and (c) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed. All of the current salaries of our executive management team are the salaries negotiated in their respective employment agreements, no adjustments have been made.

Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance, except Mr. de Cardenas who is eligible for annual bonuses of up to 50% of his base salary. Bonuses are determined by the Compensation Committee, as of the close of each fiscal year and are paid shortly thereafter.

The Compensation Committee determined that 2008 bonuses would not be based upon any predetermined specific quantitative or qualitative performance targets, but instead would be determined by the Compensation Committee, in its discretion, at the close of the fiscal year based upon the overall performance of the Company. The Compensation Committee awarded cash bonuses for 2008, equal to 90% of each executive officers bonus opportunity, on the basis of MasTec’s earnings improvement, a stronger balance sheet and the successful integration of key strategic acquisitions. Messrs. Mas, Apple, Campbell and de Cardenas received $450,000; $360,000; $345,000 and $141,750 respectively. See the 2008 Summary Compensation Table for details. The Compensation Committee has determined that the 2009 bonuses also will not be based upon any predetermined quantitative or qualitative performance targets, but instead will be determined by the Compensation Committee, in its discretion, at the end of 2009 based upon the overall financial performance of the Company.

Additionally, we occasionally pay bonuses in connection with the execution of employment agreements for new employees as necessary to attract qualified professionals. No members of the executive management team received any bonus in 2008 based upon their employment agreement.

Equity Compensation

We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our shareholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.

All executive management equity awards are granted at regularly scheduled meetings and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

It has been our practice to make an equity award to each executive officer upon the execution of his or her employment agreement. Option grants to new executives generally vest over a period of years (from two to five years) and no options vest before the one-year anniversary of the option grant, with most vesting at the end of the two to five year period. Similarly, restrictions on restricted stock awards generally lapse in two to five years and no restrictions lapse prior to the end of the one year anniversary of the stock grant. Mr. Mas received 100,000 restricted shares upon the execution of his employment agreement on April 18, 2007. The shares all vest at the end of five years. Mr. de Cardenas received 5,000 restricted shares upon the execution of his employment agreement in February 27, 2008. The shares all vest at the end of three years.

In addition, our Compensation Committee will periodically recommend, and our Board of Directors will approve the award of additional grants for our executive officers. These grants are discretionary and intended to align our executive officers’ interests with those of our shareholders. The awards are also granted as a retention tool and generally vest at the end of a three year period. Messrs. Mas, Apple and Campbell received restricted shares on March 31, 2008 in the amounts of 25,000; 20,000 and 15,000, respectively. All of the shares vest at the end of three years. As of March 23, 2009, no equity awards have been granted in 2009. Equity awards are made pursuant to our 2003 Employee Stock Incentive Plan, (the “SIP”) which first was approved by both our Board of Directors and our shareholders in 2003. The SIP was amended and restated, and approved by our Board of Directors, in 2006.

The Compensation Committee administers our SIP. The administrator has the authority to determine the terms and conditions of the awards made under the SIP.

Retirement Benefits

401(k) Plan

We maintain a 401(k) plan for all full time employees with at least six months of service. Our executives may participate in the plan but, in general, their contributions may be limited under the current rules affecting highly compensated employees. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2008, our matching contribution was 100% of the first 1% of compensation that each eligible participant elected to contribute to the plan that year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s interests in his or her elective contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The amounts of our matching contributions for 2008, 2007 and 2006 under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table on page 13.

On March 31, 2008, our board of directors adopted the MasTec Non-Qualified Deferred Compensation Plan effective June 1, 2008. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The plan is intended to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on our qualified 401(k) plan. Under the plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. Our Board of Directors or the Compensation Committee may, in its sole discretion, but is not required to, credit a contribution to any participants account under the Plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. Participants may obtain distributions from the plan only on termination of employment at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit and Deferred Bonus Agreements

Effective as of July 16, 2004, MasTec and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a second to die life insurance policy with an aggregate face amount of $11,000,000. Under the terms of this agreement, MasTec is the owner and a beneficiary of the policy and is entitled, upon the second to die of the insureds, to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the aggregate cash value of the life insurance policy immediately prior to the death of the survivor of the insureds. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’ beneficiary designations. MasTec is obligated to make annual premium payments under this policy of $150,000 each July 15 until July 15, 2009.

On April 3, 2006, MasTec and Jose Mas entered into a deferred bonus agreement pursuant to which MasTec is required to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas is terminated due to a change of control of MasTec. The amount of the bonus is equal to the total premium payments made by the company under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement.

The split dollar arrangement has been designed to produce little if any impact on the earnings of the company. To date, this arrangement has not resulted in any compensation cost because the annual increase in the policy’s cash value has been equal to or greater than our premium outlay. The split dollar agreement permits Mr. Mas to purchase the policy on his life from us in the event of his separation from service. The purchase price would be equal to the amount otherwise payable to us under the agreement. This would permit Mr. Mas to continue the policy beyond retirement. It also would enable us to be repaid our cash outlay under the plan, plus interest at the rate of four percent, compounded annually.

Benefits and Perks

In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our executive officers in cash and equity rather than benefits and perquisites. However, we do provide a limited number of standard benefits and perquisites to our executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2008 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 13 under “All Other Compensation” and related footnotes.

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. As of March 10, 2009, we had employment agreements with all of our named executive officers for their current positions.

Termination of Employment and Change in Control Agreements

Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable and appropriate.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1,000,000 paid to any of our named executive officers unless certain specific and detailed criteria are met. One of these requirements is that the compensation be “performance based” under a plan approved by our shareholders.

It is expected that stock options granted under our SIP will qualify for the “performance based” exceptions from the Section 162(m) limitation. Although bonuses payable to our executives for 2008, and restricted stock awards, will not qualify as performance based compensation, we do not believe that this will result in any material amount of compensation being non-deductible by the company. No portion of the Mastec’s deduction for compensation expense for 2008 was limited by reason of Section 162(m).

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

MasTec does not currently maintain any stock ownership guidelines or requirements for our named executive officers but our Compensation Committee does periodically monitor such ownership.

2008 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2006, 2007 and 2008 for our chief executive officer, chief financial officer and each of our other two most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this proxy.

							Non-Equity
Name & Principal							Incentive Plan	All Other
Position	Year	Salary	Bonus(7)		Stock Awards(1)	Option Awards(2)	Compensation(3)	Compensation(4)	Total

Jose R. Mas, President & CEO(5)	2008	$500,000	$450,000		$289,713	$0	$0	$173,265	$1,412,978
	2007	$419,942	$100,000		$113,433	$0	$0	$170,500	$803,875
	2006	$246,156	$0		$0	$60,427	$0	$174,797	$481,380

Robert Apple, COO	2008	$400,000	$360,000		$41,050	$247,831	$0	$18,413	$1,067,294
	2007	$400,000	$100,000		$13,180	$468,817	$0	$11,374	$993,371
	2006	$365,000	$0		$129,735	$388,632	$0	$105	$883,472

C. Robert Campbell, EVP & CFO	2008	$385,000	$345,000		$30,788	$178,277	$0	$55,123	$994,188
	2007	$385,000	$100,000		$35,645	$318,644	$0	$101,104	$940,393
	2006	$363,731	$150,000		$44,466	$327,438	$0	$15,213	$900,848

Alberto de Cardenas, EVP, General Counsel & Secretary	2008	$314,711	$141,750		$18,608	$0	$0	$7,604	$482,673
	2007	$302,233	$50,000		$17,382	$148,653	$0	$7,714	$525,982
	2006	$290,000	$50,000	(6)	$21,971	$341,666	$0	$7,428	$711,065

(1)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with SFAS No. 123(R) related to restricted stock granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Performance based bonus.

(4)	The amounts shown in this column include the costs to MasTec for 2008 of leasing automobiles for Messrs. Mas $18,961, Apple $16,407 and Campbell $18,483, providing car allowance to Mr. de Cardenas $7,278, making matching contributions to MasTec’s 401(k) Plan for Messrs. Apple $326 and de Cardenas $326 for 2008 and making matching contributions to MasTec’s deferred compensation plan for Messrs. Apple $1,680 and Campbell $1,617. All Other Compensation for Mr. Campbell also includes $8,223 for a golf membership and $26,800 for duplicate housing as part of his relocation. All Other Compensation for Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2008 and imputed income of $4,304 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas . The amounts shown in this column include the costs to MasTec for 2007 of leasing automobiles for Messrs. Mas $15,800, Apple $10,938 and Campbell $18,756, providing car allowance to Mr. de Cardenas $7,248 and making matching contributions to the MasTec’s 401(k) Plan for Messrs. Apple $436 and de Cardenas $436 for 2007. All Other Compensation for Mr. Campbell also includes $29,848 for a golf membership and $52,500 for duplicate housing as part of his relocation. All Other Compensation for Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2007 and imputed income of $1,853 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas and $2,847 for Mr. Mas’ personal use of a private plane leased by the company. The amounts shown in this column include the incremental costs to MasTec for 2006 of leasing automobiles for Messrs. Mas $9,479 and Campbell $10,782, providing car allowances to Messrs. Campbell $4,431 and de Cardenas $7,278, and making matching contributions to the MasTec’s 401(k) Plan for Messrs. Apple $105 and de Cardenas $150

for 2006. All Other Compensation of Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2006 and implied income of $4,284 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas and $11,034 for Mr. Mas’ personal use of a private plane leased by the company. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies plus interest equal to four percent, compounded annually, or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “— Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

(5)	Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(6)	Mr. de Cardenas received a $50,000 bonus payment in 2006 under the terms of his 2005 employment agreement.

(7)	Discretionary cash bonuses awarded for 2007 and 2008.

We adopted SFAS 123R using the modified prospective method effective January 1, 2006, which requires us to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, amounts for periods prior to January 1, 2006 presented herein have not been restated to reflect the adoption of SFAS 123R. The pro forma effect of the 2005 prior period is as follows and has been disclosed to be consistent with prior accounting rules (in thousands, except per share data):

2005

Net loss, as reported	$(14,616)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(6,913)

Pro forma net loss	$(21,529)

Basic net loss per share:
As reported	$(0.30)
Pro forma	$(0.43)
Diluted net loss per share:
As reported	$(0.29)
Pro forma	$(0.43)

We use the Black-Scholes-Merton (Black-Scholes) option pricing model to determine the fair value of stock option awards under SFAS 123R. We did not grant any stock options in the years ended December 31, 2008 and 2007. The weighted-average grant date fair value of options granted during 2006 was $8.45, determined using the following assumptions.

2006

Expected term-employees	4.2 - 7 years
Expected term-executives	5.7 - 7.7 years
Volatility	40% - 65%
Risk-free interest rate	4.6% - 4.9%
Dividends	None
Forfeiture rate	7.5%

Grants of Plan-Based Awards in 2008

The following table provides additional information about stock option and restricted stock awards and non-equity incentive plan awards granted to the named executive officers for the year ended December 31, 2008.

		All Other
		Stock
		Awards:	Grant Date
		Number of	Fair Value
		Shares of	of Stock &
	Grant	Stock or	Option
Name	Date	Units(1)	Awards(2)

Jose R. Mas, President & CEO(4)	3/31/2008	25,000	$205,250
Robert Apple, COO	3/31/2008	20,000	$164,200
C. Robert Campbell, EVP & CFO	3/31/2008	15,000	$123,150
Alberto de Cardenas, EVP, General Counsel & Secretary	2/27/2008	5,000	$39,900

(1)	Represents shares of restricted stock granted under the SIP. All of the restricted stock awards granted in 2008 vest at the end of three years .

(2)	The amounts shown in this column represent the estimated fair value of the restricted stock awards on the date of grant. In the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards as of December 31, 2008

The following table sets forth our outstanding equity awards on December 31, 2008 for our named executive officers.

	Option Awards							Stock Awards
										Market
		Number of		Number of						Value of
		Securities		Securities				Number of		Shares or
		Underlying		Underlying				Shares or Units		Units of
		Unexercised		Unexercised		Option	Option	of Stock That		Stock That
	Date of	Options		Options		Exercise	Expiration	Have Not		Have Not
Name	Grant	Exercisable		Unexercisable		Price	Date	Vested		Vested

Jose R. Mas, President & CEO	8/14/2003	150,000	(1)			$7.74	8/14/2013
	8/5/2005	150,000	(1)			$9.67	8/5/2015
	4/18/2007							100,000	(4)	$1,158,000
	3/31/2008							25,000	(5)	$289,500
Robert Apple, COO	4/4/2005	50,000	(1)			$7.60	4/4/2015
	11/1/2005	40,000	(1)			$10.01	11/1/2015
	8/3/2006	66,000	(1)	34,000	(1)	$12.93	8/3/2016
	3/31/2008							20,000	(5)	$231,600
C. Robert Campbell, EVP & CFO	10/12/2004	100,000	(2)			$5.37	10/12/2014
	11/1/2005	40,000	(1)			$10.01	11/1/2015
	8/3/2006	43,334	(3)	31,666	(3)	$12.93	8/3/2016
	3/31/2008							15,000	(5)	$173,700
Alberto de Cardenas, EVP, General Counsel & Secretary	11/16/2005	90,000	(2)			$10.13	11/16/2015
	2/27/2008							5,000	(6)	$57,900

(1)	This stock option vests over a three year period beginning on the first anniversary of the grant date at a rate of 33% on the first anniversary, 33% on the second anniversary and 34% on the third anniversary, and expires on the tenth anniversary of the grant date.

(2)	This stock option vests pro-rata over a 2-year period beginning on the first anniversary of the grant date.

(3)	50,000 of these stock options vest over a three-year period on each anniversary of the date of grant at the rate of 33%, 33% and 34%, respectively. 25,000 of these stock options vest at a rate of 20% per year over a five year period beginning on the first anniversary of the grant date.

(4)	These shares were awarded on April 18, 2007 and vest on April 18, 2012.

(5)	These shares were awarded on March 31, 2008 and vest on March 31, 2011.

(6)	These shares were awarded on February 27, 2008 and vest on January 1, 2011.

Options Exercised and Stock Vested in Fiscal Year 2008

The following table sets forth the vesting of restricted stock awards during the year ended December 31, 2008 for our named executive officers and the stock options exercised during 2008.

			Stock Awards
	Option Awards		Number of
	Number of Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting(#)	Vesting(1)

Jose R. Mas, President & CEO	125,000	$505,000	0	$0
Robert Apple, COO	0	$0	0	$0
C. Robert Campbell, EVP & CFO	0	$0	1,063	$8,727
Alberto de Cardenas, EVP & General Counsel & Secretary	0	$0	525	$4,310

(1)	Calculated based on the closing price of a share of MasTec’s common stock on the New York Stock Exchange on the vesting date of the applicable restricted stock award.

Nonqualified Deferred Compensation

The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans the company maintains.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	December 31,
Name	2008(1)	2008(1)	2008(2)	Distributions(1)	2008(2)

Jose R. Mas, President & CEO	0	0	$25,479	0	$662,449
Robert Apple, COO	$10,154	$1,680	0	0	$10,983
C. Robert Campbell, EVP & CFO	$16,288	$1,617	0	0	$22,574
Alberto de Cardenas, EVP & General Counsel & Secretary	$0	$0	$0	$0	$0

(1)	Contributions made to MasTec’s non-qualified deferred compensation plans by and on behalf of named executive officers for 2008.

(2)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “— Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount reflected in the Aggregate Earnings in 2008 column represents the 4% interest on the premiums paid by MasTec prior to 2008 with respect to this policy, and the amount in the Aggregate Balance at December 31, 2008 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement, plus interest of 4%, compounded annually.

Potential Payments upon Change in Control and Termination of Employment

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with our company. Each of the employment agreements also provides for each of the named executive officers to receive certain payments in the event of a change in control, as follows:

•	Jose R. Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the term of his employment agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in the employment agreement.

•	Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in his employment agreement.

•	C. Robert Campbell. Mr. Campbell would become entitled to immediate vesting of any unvested options.

•	Alberto de Cardenas. Mr. de Cardenas would become entitled to two times his base salary, the immediate vesting of any unvested options and restricted stock and the continuation of benefits as set forth in his employment agreement for a period of 12 months.

For these purposes, “Change in Control” generally means:

•	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described in subsection (a) above; or

•	Substantial Change of Board Members. During any of MasTec’s fiscal years, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this definition, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

Each of the named executive officers’ employment agreements also provides that the named executive officers would be entitled to receive certain payments in the event that their respective employments were terminated as follows:

•	Jose R. Mas. Following termination of Mr. Mas’ employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Robert Apple. Following termination of Mr. Apple’s employment by us without cause or by Mr. Apple for good reason, Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by us not renewing or extending the employment agreement then Mr. Apple will be entitled to receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits for a period of twelve months from the last day of the initial term of the employment agreement. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	C. Robert Campbell. Following termination of Mr. Campbell’s employment by us without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits from the date of termination until August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell will be entitled to the severance benefits described above for a period of six months from the last day of the initial term of the agreement. In the event Mr. Campbell’s employment is terminated by MasTec as a result of death or disability, then Mr. Campbell or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination and his restricted stock grants awarded on February 27, 2008 shall immediately vest. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

In the event any of Messrs. Mas, Apple and de Cardenas were terminated following a change in control (as defined above), they would not be entitled to receive any additional severance payments as a result of their employment being terminated.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with MasTec had terminated on December 31, 2008 for any of the reasons described in the table. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

Estimates of the amount that would be payable in the event that a change in control had occurred on December 31, 2008 are quantified in the following tables:

Executive:     Jose R. Mas

			Termination
			by Company
			without
			Cause or
Executive Benefits upon Change in			Resignation
Control and Termination of			with Good	Change of
Employment	Disability	Death	Reason	Control

Cash Severance
Base Salary			$500,000	$750,000
Performance Bonus			$275,000	$412,500
Total Cash Severance			$775,000	$1,162,500
Long Term Incentives
Value of Accelerated Stock Grants(1)	$1,447,500	$1,447,500	$1,447,500	$1,447,500
Benefits & Perquisites
Health & Welfare Benefits			$3,730	$3,730
Company Car			$18,961	$18,961
Total Benefits & Perquisites			$22,691	$22,691
Section 280G Tax Gross-Up(2)

OVERALL TOTAL	$1,447,500	$1,447,500	$2,245,191	$2,632,691

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2008 ($11.58) multiplied by the number of restricted shares that would have been subject to accelerated vesting.

(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive:     Robert Apple

			Termination
			by
			Company		Non-
			without		Renewal or
			Cause or		Non-
			Resignation		Extension by
Executive Benefits upon Change in			with Good	Change of	the
Control and Termination of Employment	Disability	Death	Reason	Control	Company

Base Salary			$400,000	$600,000	$400,000
Performance Bonus			$230,000	$345,000	$230,000
Total Cash Severance			$630,000	$945,000	$630,000
Long Term Incentives
Gain of Accelerated Stock Options(1)	$231,600	$231,600		$231,600
Benefits & Perquisites
Health & Welfare Benefits			$3,730	$3,730	$3,730
Company Car			$16,407	$16,407	$16,407
Total Benefits & Perquisites			$20,137	$20,137	$20,137

OVERALL TOTAL	$231,600	$231,600	$650,137	$1,196,373	$650,137

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2008 ($11.58) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

Executive:     C. Robert Campbell

			Termination
			by
			Company		Non-
			without		Renewal or
			Cause or		Non-
Executive Benefits upon Change in			Resignation		Extension by
Control and Termination of			with Good	Change of	the
Employment	Disability	Death	Reason	Control	Company

Base Salary			$272,708		$192,500
Total Cash Severance			$272,708		$192,500
Long Term Incentives
Value of Accelerated Stock Grants(1)	$173,700	$173,700		$173,700
Total Value of Long Term Incentives
Benefits & Perquisites
Health & Welfare Benefits			$2,010		$1,419
Company Car			$13,092		$9,242
Total Benefits & Perquisites			$15,102		$10,661

OVERALL TOTAL	$173,700	$173,700	$287,810	$173,700	$203,161

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2008 ($11.58), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive:     Alberto de Cardenas

			Termination
			without
			Cause or
Executive Benefits upon Change in			Resignation
Control and Termination of			with Good	Change of
Employment	Disability	Death	Reason	Control

Base Salary			$315,000	$630,000
Total Cash Severance			$315,000	$630,000
Long Term Incentives
Value of Accelerated Stock Grants(1)	$57,900	$57,900		$57,900
Total Value of Long Term Incentives
Benefits & Perquisites
Health & Welfare Benefits			$3,730	$3,730
Company Car			$7,278	$7,278
Total Benefits & Perquisites			$11,008	$11,008

OVERALL TOTAL	$57,900	$57,900	$326,008	$698,908

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2008 ($11.58), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

On April 18, 2007, MasTec entered into a new employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007. The term of the Agreement will continue until the Agreement is terminated in accordance with the terms and provisions thereof, and provides that Mr. Mas will be paid an annual salary of $500,000. The Agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the terms of the Agreement, Mr. Mas received 100,000 shares of MasTec’s common stock which vest, based on continued service and his compliance with certain negative covenants as set forth in the Agreement, on the fifth anniversary of the Agreement. This restricted stock vests immediately upon termination of the agreement so long as Mr. Mas is not terminated for cause (as such term is defined in the agreement). Following termination of employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Mas will be entitled to one and a half times his base salary and average performance bonuses during the term of the Agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On January 1, 2007, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer. The agreement expires on December 31, 2009, unless earlier terminated, and provides that Mr. Apple will be paid an annual salary of $400,000. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by MasTec’s board of directors. The agreement also entitles Mr. Apple to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Apple for good reason, Mr. Apple will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Apple shall be entitled to severance benefits described above for a period of twelve months from the last day of the initial term of the employment agreement. If there is a change of control of MasTec during the employment term, Mr. Apple will be entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, to immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On August 3, 2006, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on August 15, 2009, unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $385,000. The agreement also provides for annual performance bonuses of up to his base salary. The agreement also entitles Mr. Campbell to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits set forth in the agreement from the date of termination until August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell shall be entitled to severance benefits described above for a period of six months from the last day of the initial term of the agreement. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to immediate vesting of any unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions. Effective January 1, 2008, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary. The agreement expires on December 31, 2011, unless earlier terminated, and provides that Mr. de Cardenas will be paid an annual salary of $315,000. The agreement also provides for annual performance bonuses of up to 50% of his base salary. The agreement also entitles Mr. de Cardenas to receive 5,000 shares of the Company’s common stock which shall vest 100% on the third anniversary of the Effective Date. Mr. de Cardenas may also participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If there is a change of control of MasTec during the employment term, Mr. de Cardenas will be entitled to two times his base salary, to the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Compensation of Directors

2008 Director Compensation

Each of the independent directors is paid an annual retainer of $90,000. In addition, the Audit Committee Chairperson is paid $10,000 per year and each other audit committee member is paid $5,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $2,500 per year. In addition, directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings and in their performance of director duties. All compensation is paid on a quarterly basis and, at the director’s election, may be paid in cash, immediately vested restricted stock or any combination thereof.

Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees, which we refer to as the Non-Employee Incentive Plan. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Non-Employee Incentive Plan, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated generally effective as of January 1, 2009 to comply with Section 409A of the Internal Revenue Code and to make certain other desired changes to the Plan. Pursuant to the restatement, participants were given the right to make an irrevocable election on or before December 1, 2008 to receive a lump sum distribution of the Director’s deferred cash account and the vested portion of the Director’s deferred stock account, on or about April 1, 2009, and to receive lump sum distributions of the non-vested portions, if any, of the Director’s deferred stock account on the later of April 1, 2009 or the dates in which the deferred stock account would vest based upon the vesting schedule for each respective portion of the stock account.

Mr. Shanfelter’s compensation was pursuant to the terms of his employment agreement in which following his term as Chief Executive Officer he agreed to continue to be employed by MasTec for a two-year period at $500,000 per year. On April 14, 2008, Mr. Shanfelter’s agreement was amended to require that the remaining consulting fees payable under his employment agreement be paid immediately in consideration for a six month extension of the non-solicitation of employee’s provision in his agreement.

The following table sets forth a summary of the compensation we paid to our non-employee directors for services rendered in 2008.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total ($)

Jorge Mas	$0	$0	$0	$1,192,436	$1,192,436
Ernst N. Csiszar	$95,000	$13,482	$55,775	$0	$164,257
Carlos M. de Cespedes(5)	$45,000	$5,556	$40,420	$0	$90,976
Robert J. Dwyer	$0	$120,014	$17,492	$0	$137,506
Frank E. Jaumot	$68,000	$57,011	$17,492	$0	$142,503
Julia L. Johnson(6)	$0	$92,504	$23,719	$0	$116,223
Austin Shanfelter(5)	$638,462	$249,750	$0	$22,393	$910,605
Jose S. Sorzano	$92,500	$30,000	$17,492	$0	$139,992
John Van Heuvelen	$100,000	$0	$40,420	$0	$140,420

(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.

(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. The amounts also represents the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123(R) For awards given in 2008 . Assumptions used in the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in Equity Compensation section. Mr. Shanfelter’s stock award represents the accelerated vesting of 25,000 restricted shares due to his modified employment agreement. The price of MasTec’s common stock upon the accelerated vesting date of December 23, 2008 was $9.99. See “Certain Relationships and Related Transactions” for a description of the modifications to Mr. Shanfelter’s compensation following his resignation.

(3)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in

Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	Includes premiums paid by MasTec for a second to die life insurance policy on the lives of Mr. and Mrs. Jorge Mas that is owned by MasTec and is subject to a split dollar arrangement of $1,135,092 and imputed income with respect to this split dollar arrangement of $53,614, and $3,730 for standard benefits. The amounts shown in this column include the costs to MasTec for 2008 of leasing an automobile for Mr. Shanfelter of $18,576 and imputed income related to a split dollar arrangement of $87 and $3,730 for standard benefits. See “Certain Relationships and Related Transactions” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas and Mr. Shanfelter.

(5)	Messrs. Carlos M. Cespedes and Austin Shanfelter resigned from the Board of Directors on July 21, 2008 and December 18, 2008, respectively. See “Certain Relationships and Related Transactions” for a description of the modifications to Mr. Shanfelter’s compensation following his resignation.

(6)	Pursuant to the Deferred Compensation Plan for Non-Employee Directors, Ms. Johnson deferred 8,918 in immediately vested shares.

As of December 31, 2008, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for non-employee directors were as follows:

	Aggregate Number of	Aggregate Number of
Name	Unvested Stock Awards	Option Awards

Jorge Mas		1,075,000
Ernst N. Csiszar	1,360	40,000
Carlos M. de Cespedes	1,360	47,500
Robert J. Dwyer	6,613	43,474
Frank E. Jaumot	6,613	35,000
Julia L. Johnson	0	117,500
Austin Shanfelter	0	162,750
Jose S. Sorzano	6,613	107,500
John Van Heuvelen	1,360	130,000

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 10, 2009, by:

•	each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of March 10, 2009 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
			Percentage of
	Number of		Common Stock
Name	Shares		Outstanding

Jorge Mas	19,779,096	(1)	25.82%
Chairman of the Board
Jose R. Mas	2,631,960	(2)	3.47%
President, Chief Executive Officer and Director
Ernst N. Csiszar	45,900	(3)(4)	*
Director
Robert J. Dwyer	72,344	(3)(4)	*
Director
Frank E. Jaumot	51,600	(3)(4)	*
Director
Julia L. Johnson	150,426	(3)(4)	*
Director
Jose S. Sorzano	135,902	(3)(4)	*
Director
John Van Heuvelen	140,887	(3)(4)	*
Director
Robert Apple	185,124	(3)(4)	*
Chief Operating Officer
C. Robert Campbell	224,524	(3)(4)	*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	99,200	(3)(4)	*
Executive Vice President, General Counsel and Secretary
FMR LLC(5)	3,958,770		5.24%
Jon L. Wanzek(6)	7,500,001		9.93%
All current executive officers and directors as a group (11 persons)	23,516,963		29.29%

*	Less than 1%

(1)	Includes shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and shares covered by options exercisable within 60 days of March 10, 2009. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.

(2)	Includes shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary shares covered by options exercisable within 60 days of March 10, 2009 ; and shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.

(3)	Includes shares of unvested restricted stock but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Ernst N. Csiszar, 1,360 shares; Robert J. Dwyer, 6,613 shares; Frank E. Jaumot, 6,613 shares; Julia L. Johnson, 0 shares; Jose S. Sorzano, 6,613 shares; John Van Heuvelen, 1,360 shares; Robert Apple, 20,000 shares; C. Robert Campbell, 15,000 shares; and Alberto de Cardenas, 5,000 shares.

(4)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 10, 2009 as follows: Ernst N. Csiszar, 33,200 shares; Robert J. Dwyer, 32,450 shares; Frank E. Jaumot, 32,450 shares; Julia L. Johnson, 114,950 shares; Jose S. Sorzano, 104,950 shares; John Van Heuvelen, 123,200 shares; Robert Apple, 156,000 shares; C. Robert Campbell, 183,334 shares; and Alberto de Cardenas, 90,000 shares.

(5)	Based on a Schedule 13G filed with the SEC, dated February 16, 2009, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 0 shares as reported in the possesses sole dispositive power with respect to 3,958,770 shares. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Based on a Schedule 13G filed with the SEC, dated February 17, 2009, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, Mr. Wanzek possesses sole voting and dispositive power with respect to 5,051,719 shares and shared voting and dispositive power with respect to 2,448,282 shares. Mr. Wanzek is also the beneficial owner of $55 million principal amount of convertible notes that are convertible into shares of our common stock (any such shares, “Conversion Shares”), at the holder’s election, at a conversion price of $12 per share; provided, however, that in no event may the holder convert all or any portion of the convertible notes if, subsequent to such conversion, the holder, including its affiliates, would beneficially own 10% or more of the issued and outstanding shares of our common stock. The amount disclosed in the table does not include any Conversion Shares because they are not presently convertible nor is it presently known whether they will be convertible within the next 60 days. Mr. Wanzek’s address is 421 Harwood Drive, Fargo, ND, 58104.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2008, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires the Audit Committee to review and approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that (i) all related party transactions must be fair and reasonable to the Company at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Related Party Transactions

MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp. (“Neff”), in which Jorge Mas, Chairman of our Board of Directors, and Jose Mas, our President and Chief Executive Officer, were directors and owners of a controlling interest through June 4, 2006. Juan Carlos Mas, the brother of Jorge and Jose Mas, was the Chairman, Chief Executive Officer, a director and a shareholder of Neff until May 31, 2007 when he sold his Neff shares and resigned as its chief executive officer. Juan Carlos Mas remains as chairman of the Neff Board of Directors. During the years ended December 31, 2008, 2007 and 2006, we paid Neff approximately $0.8 million, $2.4 million and $1.4 million, respectively, for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.

During the years ended December 31, 2008, 2007 and 2006, MasTec paid $48,000, $76,000 and $0 to Irma S. Mas, the mother of Jorge Mas, the Chairman and Jose Mas, MasTec’s President and Chief Executive Officer for the lease of certain property located in Florida.

During the years ended December 31, 2008, 2007 and 2006, MasTec had an arrangement with a customer whereby we leased employees to that customer and charged approximately $0.4 million, $0.4 million and $0.3 million, respectively, to the customer in each year. As of December 31, 2008 and 2007, a $0.7 million and $0.4 million, respectively, receivable is included within other current assets. Jorge Mas, Chairman of our Board of Directors, and Jose Mas, our President and Chief Executive Officer, are minority owners of this customer.

We charter aircraft from a third party who leases two of its aircraft from entities in which Jorge Mas, Chairman of our Board of Directors, and Jose Mas, our President and Chief Executive Officer, have an ownership interest. We paid this unrelated chartering company approximately $0.3 million, $0.8 million and $0.7 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Effective as of August 27, 2002, MasTec and Jorge Mas entered into a split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on two life insurance policies with an aggregate face amount of $50.0 million. Mr. Mas and his spouse are the insured under the policies. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policies and is entitled to recover the greater of (i) all premiums it pays on the policies plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insureds. The remainder of the policies’ proceeds will be paid in accordance with Mr. Mas’ designations. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of MasTec.

Additionally, effective as of September 13, 2002, MasTec and Jorge Mas entered into a second split dollar agreement, as subsequently amended, wherein the Company agreed to pay the premiums due on a life insurance policy with a face amount of $80.0 million, $60.0 million of which is subject to the agreement and the remaining $20.0 million is deemed to be key-man insurance payable to MasTec and falls outside of the agreement. Jorge Mas is the insured under this policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover the greater of (i) all premiums it pays on the portion of the policy subject to the agreement, plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insured. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of MasTec. An amount equal to $60.0 million of the policy’s proceeds will be paid in accordance with Jorge Mas’ designations. Any remainder of the proceeds will be paid to MasTec. In 2008, 2007 and 2006, we paid approximately $0.9 million, $0.4 million and $1.1 million, respectively, in premiums in connection with the split dollar agreements for Jorge Mas.

On November 1, 2002, MasTec and Jorge Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event that the split dollar agreements Mr. Mas had entered into with MasTec were terminated due to a change of control of MasTec. The amount of the bonus is equal to the total premiums made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement. The deferred bonus agreement was subsequently amended to comply with Section 409A of the Internal Revenue Code.

On November 1, 2002, MasTec and Austin Shanfelter, a director and MasTec’s retired CEO, entered into a split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on a life insurance policy with an aggregate face amount of $18.0 million. Mr. Shanfelter and his spouse are the insureds under the policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled, upon the death of the insured’s, to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insureds. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations. MasTec has made all of the premium payments required by the agreement. The agreement terminates upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) change of control of MasTec.

On November 1, 2002, MasTec and Mr. Shanfelter entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Shanfelter a bonus in the event that the split dollar agreement Mr. Shanfelter had entered into with MasTec were terminated upon a change of control of MasTec. The amount of the bonus is equal to the total premiums made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement. The deferred bonus agreement was subsequently amended to comply with Section 409A of the Internal Revenue Code.

On December 18, 2008, Mr. Shanfelter submitted his written resignation effective immediately as a director of MasTec, Inc. Following Mr. Shanfelter’s resignation, on December 23, 2008, MasTec and Mr. Shanfelter entered into an agreement to modify certain matters pertaining to Mr. Shanfelter’s employment agreement, deferred bonus agreement and split dollar agreement described above. Under this agreement MasTec paid to Mr. Shanfelter on January 2, 2009 approximately $2,388,347, which is equal to the amount, as of December 23, 2008, that MasTec would have been required to pay Mr. Shanfelter pursuant to the deferred bonus agreement, described above, in the event that a change of control of MasTec had occurred. As a result of this payment, the deferred bonus agreement and the split dollar agreement were terminated.

Additionally, all of Mr. Shanfelter’s restricted stock vested as of December 18, 2008 and Mr. Shanfelter’s outstanding stock options shall continue to be exercisable until their respective expiration dates. Mr. Shanfelter will continue to be subject to certain noncompetition provisions and certain nonsolicitation provisions.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2008, at each of its meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues.

The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee. The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2008.

John Van Heuvelen, Chairman
Ernst N. Csiszar
Frank E. Jaumot

Independent Public Accountants

Our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2008 fiscal year. A representative from BDO Seidman, LLP is expected to attend the 2009 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO Seidman, LLP, for professional services rendered for the 2007 and 2008 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2007 and 2008, out of pocket expenses, procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.0 million and $2.2 million for 2007 and 2008, respectively.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by BDO Seidman, LLP were $44,000 and $237,000 in 2007 and 2008, respectively.

Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO Seidman, LLP in 2007 and 2008 were $5,500 and $6,000 respectively.

All Other Fees

There were no fees billed for other services in 2007 and 2008 by BDO Seidman, LLP.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2006, 2007 and 2008, audit related services, tax services, and all other services to be provided by BDO Seidman, LLP were pre-approved by the Audit Committee.

Proposal 2:

On March 23, 2009, the Board of Directors approved an amendment to our Amended and Restated Articles of Incorporation, to increase the number of authorized shares of common stock to one hundred fifty million (150,000,000) shares consisting of (a) one hundred forty-five million (145,000,000) shares of common stock, par value $0.10 per share (the “Common Stock”); and (b) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). We currently have authorized capital stock of one hundred million (100,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock. Approximately 75,529,619 shares of Common Stock are outstanding as of March 10, 2009. The Board believes that the increase in authorized common shares would provide MasTec greater flexibility with respect to its capital structure for purposes including additional equity financings, debt reduction and stock-based acquisitions.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any of our un-issued stock, the issuance of additional shares of Common Stock will reduce the current shareholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

As of March 10, 2009 a total of 75,529,619 shares of our currently authorized 105,000,000 shares of Common Stock are outstanding. The increase in the number of authorized but unissued shares of Common Stock would enable us, without further shareholder approval, except as provided by the rules of the NYSE, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, converting existing debt to equity, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on our shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but un-issued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of MasTec more difficult. For example, additional shares could be issued by MasTec that may dilute the stock ownership or voting rights of persons seeking to obtain control of MasTec, even if the persons seeking to obtain control of MasTec offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board is not aware of any attempt, or contemplated attempt, to acquire control of MasTec, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Shareholders should recognize that, as a result of this proposal, they will own a fewer percentage of shares with respect to the total authorized shares of MasTec than they presently own, and will be diluted as a result of any future issuances. There are, however, currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

Board of Directors Recommendation

The Board believes it is in the best interests of MasTec and its shareholders to amend the Amended and Restated Articles of Incorporation. The Board is therefore asking the shareholders to approve the proposed amendment. The proposed amendment to our Amended and Restated Articles of Incorporation is set forth in Exhibit A.

Approval of the amendment requires the affirmative vote of a majority of votes present and voting at the meeting. Neither abstentions nor broker nonvotes have any effect on the votes required under Florida law.

The Board of Directors recommends that you vote “For” approval of the proposal to increase the authorized capital stock of MasTec.

Advance Notice Procedures and Shareholders’ Proposals for 2009 Annual Meeting

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2010 Annual Meeting of Shareholders on or before December 4, 2009 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 4, 2009 of an intent to present any proposal at MasTec’s 2010 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305)599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of

Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary
Coral Gables, Florida
April   , 2009

EXHIBIT A

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF MASTEC, INC.

Pursuant to Sections 607.1002 and 607.1007 of the Florida Business Corporation Act (the ”FBCA”), MasTec, Inc., a Florida corporation (the “Corporation”), adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

FIRST:  The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out Article III and substituting in lieu of said paragraph the following new paragraph:

ARTICLE III — CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares, consisting of (a) one hundred forty-five million (145,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”); and (b) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The Board of Directors is authorized to issue shares of Preferred Stock in one or more series by adoption of amendments to these Articles of Incorporation, which may be effected without shareholder approval, setting forth the number of shares to be included in each such series and the designation, preferences, limitations and relative rights of the shares of each such series.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment this           day of          , 2009.

MASTEC, INC.

By:
Name:     Alberto de Cardenas

Title:	Executive Vice
President, General Counsel and Secretary

MasTec, Inc.
ANNUAL MEETING OF MASTEC, INC.
The 2009 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 14, 2009 at 9:30 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1 and 2.
1:	Election of Two Directors

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

*	INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

2:	The Amendment of our Amended and Restated Articles of Incorporation to increase the number of Authorized shares of our common stock to 145,000,000; and

Directors
Recommend
For	Against	Abstain	ê
☐	☐	☐	For

PROPOSAL(S)
1:	The nominees for Class I Directors are:

01) Jose R. Mas
02) John Van Heuvelen
2:	The Amendment of our Amended and Restated Articles of Incorporation to increase the number of Authorized shares of our common stock to 145,000,000; and

3:	In the Proxies’ discretion, upon any other business that may properly be presented at the Annual Meetng or any adjournments or postponements thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures — This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
MasTec, Inc.
Annual Meeting of MasTec, Inc.
to be held on Thursday, May 14, 2009
for Holders as of March 10, 2009

INTERNET	TELEPHONE 866-390-5386

Go To	OR
www.proxypush.com/mtz
• Cast your vote online.		• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Voting Instruction Form.
• Detach your Voting Instruction Form.
• Return your Voting Instruction Form in the postage-paid envelope provided.
By signing the proxy, you revoke all prior proxies and appoint Alberto de Cardenas and Cristina Canales, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.
All votes must be received by 5:00 P.M., Eastern Time, May 13, 2009.
All votes for the 401(K) participants must be received by 5:00 P.M., Eastern Time, May 11, 2009

PROXY TABULATOR FOR
MasTec, Inc.
P.O. Box 8016
CARY, NC 27512 - 9903

EVENT #
CLIENT #
OFFICE #

PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.
The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2009 Annual Meeting of Shareholders to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 9:30 a.m. on Thursday, May 14, 2009, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE FOR THE REAPPROVAL OF THE SECTION 162(M) OF THE INTERNAL REVENUE CODE MATERIAL TERMS OF THE MASTEC, INC. 2003 EMPLOYEE STOCK INCENTIVE PLAN AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.
This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in item 1 and FOR item 2.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)